EXHIBIT (H)(4)
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                   SCHEDULE C TO ACCOUNTING/PRICING AGREEMENT

                                STAND ALONE FUNDS

1.         Tax-Exempt Fund (Effective 5/1/93)

2.         Government Fund (Effective 5/1/93)

3.         S&P 100 Plus Fund (Effective 5/1/93)

4.         PSE Tech 100 Index Fund (Effective 6/10/96)

5.         Managed Growth Fund (Effective 1/1/99)

6.         Wisconsin Tax-Exempt Fund (Effective 6/13/94)

7. Cash Reserve Fund, including Class X and Class Y (Effective 1/1/96) and Class B (Effective 12/15/99) and Class C (Effective 5/1/03)

8.         Dow Jones U.S. Health Care 100 Plus Fund (Effective 4/17/01)

9.         Dow Jones U.S. Financial 100 Plus Fund (Effective 4/17/01)

10.        SECTOR GROWTH FUND (EFFECTIVE 11/25/03)